UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.           )

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NEOPHARM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 29, 2004

John N. Kapoor, Ph.D.
EJ Financial Enterprises
225 East Deerpath Road
Suite 250
Lake Forest, Illinois 60045

Dear John:

        The independent directors have worked together with you on the NeoPharm board over the past four years to bring potentially life-saving drugs to market in an efficient and responsible manner that maximizes the value of our shareholders' investment. During this time, our board has actively debated many important issues facing the Company. We wish to maintain a constructive dialogue in the years to come.

        Even when there has been spirited debate, we have almost always been able to reach a consensus and act with unanimity. This cooperation has allowed us, despite ongoing shareholder lawsuits and a disappointing outcome in the Pfizer arbitration and the SEC investigation that has followed it, to hire Greg Young as our new President and CEO. You interviewed Greg personally and endorsed his selection. Under Greg's leadership, we have refocused and energized our management team around a three-part strategy to conserve our cash, push forward our IL13-PE38QQR (IL13) Phase III clinical trials as rapidly as possible and evaluate and prioritize our other products to maximize their value.

        As you know, with Greg Young now at the helm, our management team is making great progress:

  •
  Our costs are being reduced. Our projected net loss of $55 to 58 million for 2004 has been reduced to $43 to 47 million for 2005 and we are aggressively pursuing further reductions.

  •
  We are enrolling patients in the pivotal Phase III PRECISE trial for IL13 as rapidly as possible without compromising our trial design. Patient enrollment continues to advance toward the trial goal of 300 patients and we expect enrollment to be completed by September 2005. Management is confident that the trial design is on target and that enrollment is on schedule.

  •
  With the assistance of outside consultants (as you recommended), we are evaluating our other programs so that, as we make all necessary cuts, we make the most of our existing investments. We will eliminate programs that have less value and seek partners to develop more promising products and monetize assets to further reduce our cash burn.

        We believe it was necessary for this board to take action this spring to elect an independent chairman in your place. The independent directors did so only after much discussion and deliberation. We hoped you would accept that decision as an important step in the Company's progress as a public company as we continue to move beyond the issues of the past year and focus on our business. Given director independence is seen as a cornerstone of good governance, we feel it is important to have an independent chairman, free of even the appearance of potential conflicts of interest to build confidence and trust with our investors. Your past history of proposing related party transactions with the Company, your extensive responsibilities as chairman of five other publicly traded companies and president of your own private investment firm, and your often contentious relationships with our management team, all led our board to conclude that it was critical to have a new, independent chairman.

        John, we understand your disappointment at being replaced as chairman but why did you commence a potentially costly and extremely disruptive consent solicitation so soon after our annual meeting without giving our management team under our new CEO—who you approved—even three months to execute on our plans? We have a number of questions for you that we and all of our shareholders need answers to....

  1.
  What is your plan?

        A number is not a plan. You have said you want to slash our cash burn rate to $30 million per year without sacrificing any other products in development but, you have not presented a specific plan to do so. We have requested that you spell out the details of your plan to the board. You have not done so. That's because it can't be done. Even if we eliminated all of our products in development, it would take more than $30 million per year to continue the IL13 program alone without cutting corners that could seriously jeopardize the results. Moreover, even a $30 million burn rate would not allow us to reach commercialization of IL13 without raising more capital. In fact, both the Company's current plan and your hypothetical burn rate would require the Company to raise additional capital prior to the end of 2006. We agree that reducing our expenses is an important objective but we can't do so blindly, abandoning potentially valuable assets and overturning our management team at a critical stage in the development of one of our most promising products. Before you ever began your consent solicitation, the board and management have been pursuing a carefully conceived strategy to reduce costs and lower the cash burn rate while prioritizing our pipeline assets in an effort to maximize their value for all of our shareholders. All of our shareholders deserve to hear the details of your plan before you ask for their vote.

  2.
  Who will run your company?

        Commencing this process has been seriously disruptive to our management team, many of whom have been alienated by your approach and management style. After careful analysis, our management team does not believe you can achieve the cuts you are proposing without (1) eliminating all of our programs other than IL13 and (2) undermining the clinical trials necessary to commercialize IL13. They simply have no confidence in your approach. Do you believe that our new CEO, and his team, will be able to run the Company effectively when they believe that your "spending plan" is unworkable? Additional turnover on the management team could have the potential to seriously impact the IL13 program.

  3.
  Who will look out for all of our shareholders when you propose related party transactions?

        You have never been reluctant to propose transactions among the Company and the other companies you control. Where these transactions have been in the Company's best interests and the independent directors have been able to negotiate arm's length terms with such other companies, the board has at times approved them. But when proposed transactions go beyond what we believe to be in NeoPharm's interest, this board said no. For example, while you were chairman of each of Akorn, Inc. ("Akorn") and the Company, (i) you proposed to the Company's then CEO and other directors that the Company merge with Akorn, (ii) you proposed that the Company purchase a facility from Akorn that would provide capacity substantially in excess of the Company's needs at a value that other board members did not feel was warranted and (iii) while you were also a director of Unimed Pharmaceuticals, Inc. ("Unimed") you proposed NeoPharm/Unimed and Akorn/Unimed mergers. Who will look out for the interests of all of our shareholders if you and your colleagues take control of the board?

  4.
  How much do you really have invested in NeoPharm?

        You made a point in your initial filing with the SEC regarding the importance of directors having an investment in the Company. How much do you and your nominees have invested in NeoPharm? According to your own consent statement, each of your nominees appears to have no investment in the Company and, by our calculations, your net per share investment in NeoPharm stock appears to be extraordinarily low. We understand that most of your more than 5 million shares were acquired either when the Company was founded or in exchange for a $1.5 million note. In addition, you and your affiliates have received nearly $1 million in compensation and fees from the Company over the years. Now you want to obtain greater influence and control over the Company without offering to acquire control from our other shareholders. How does your small per share investment compare to our other shareholders and how will your interests align with theirs when it comes to pricing an equity offering or considering an offer to sell the Company? We think an independent board will better look out for the interests of all of our shareholders than you will.

  5.
  If you want control, why not pay for it?

        If you truly want control over the Company, you should make a fair and adequate offer to all our shareholders for that privilege.

  6.
  Why now?

        We were surprised at the concern you express in your consent materials regarding the development of the Company's existing infrastructure and direction over time, since you voted together with this board on almost every major action the Company took regarding our infrastructure and direction over the years. In fact, if you were as concerned as you say, why did you vote to nominate each member of the current board for reelection in April of this year? Furthermore, after interviewing, recommending and approving our new CEO who started less than three months ago, why not give him and his team at least a reasonable chance to demonstrate real progress? Why take this costly and disruptive action now? We suspect you may have another agenda that isn't described in your SEC filings.

  7.
  To what lengths will you go to regain the chairmanship?

        You have made a great deal out of the need to reduce the Company's expenses but you are subjecting the Company to the substantial disruption and expense of an election contest at a critical juncture in our history. Even if our shareholders reject your solicitation and retain the existing board, you have already stated in your filings with the SEC that you won't stop there but will continue with a proxy fight through the next annual meeting more than eight months from now. If this were really about what is best for our shareholders, John, wouldn't you accept their judgment once they speak rather than continue to seek to regain the chairman's position regardless of the harm it causes the Company?

        John, before you proceed any further with actions that will disrupt our management team, impose significant costs on our Company and potentially delay bringing important products to market that desperately ill patients need, we hope you will reconsider these drastic actions you have taken and withdraw your solicitation. If you do, we will welcome you as a continuing member of our board. But if you choose to continue this disruptive action, we will fight for what we believe is in the best interests of our Company and all of our shareholders. The current independent directors have no interest other than that.

Sincerely,

Erick E. Hanson	Sander A. Flaum

Matthew P. Rogan, M.D.	Kaveh T. Safavi, M.D., J.D.

Gregory P. Young